Exhibit 99.1

DADE BEHRING INC.	Tel: +1 (847) 267-5300
1717 Deerfield Road	Fax: +1 (847) 267-1699
P.O. Box 778
Deerfield, IL 60015-0778

Contact:                 Nancy Krejsa  (847) 267-5483

DADE BEHRING REPORTS STRONG REVENUE GROWTH FOR THE
THIRD QUARTER OF 2006

Company continues to generate strong cash earnings

Deerfield, IL (October 25, 2006) —Dade Behring Holdings, Inc. (NASDAQ:DADE) today reported revenue of $424 million for the third quarter ending September 30, 2006, an increase of 5.7 percent over the same period last year, and also reported third quarter earnings per share of $0.33, a decrease of $0.20 per share as compared to the third quarter of 2005.  The prior year’s third quarter net income included a tax benefit of $15.1 million, or $0.16 per share, that resulted from the company’s assessment of its ability to use certain tax loss carryforwards and foreign tax credits.

For the first nine months of the year, revenue grew 4 percent to $1,284 million and earnings per share grew 15 percent to $1.14.  On a constant currency basis,(1) revenue for the third quarter and first nine months of 2006 increased 4.5 percent and 4.6 percent respectively.

“The high-quality products and exceptional service we consistently provide clinical laboratory customers are the foundation of our strong revenue growth,” said Jim Reid-Anderson, Chairman, President and CEO, Dade Behring.  “Dade Behring is well positioned operationally and financially in an attractive, growing industry that is critical to patient care and helps reduce overall health care costs.”

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The company continued to invest in product development activities with incremental spending of $4.5 million in the third quarter and $15.0 million in the first nine months of the year as compared to similar periods in the prior year.  For the first nine months of 2006, research and development spending was 9.2 percent of revenue, up from 8.4 percent of revenue in 2005.

In the quarter, the company’s stock-based compensation expense was $5.0 million, as compared to $1.0 million in the third quarter of 2005.  September year-to-date expense was $15.0 million and $3.6 million for 2006 and 2005, respectively.

Cash flow from operations, after investing activities and excess tax benefits from stock-based compensation, was $43 million for the third quarter and $109 million for the nine months ended September 30, 2006.  In the third quarter, the company paid a $4 million dividend, funded $20 million towards its U.S. pension plan, and repurchased $33 million of its common stock.  The company repurchased $155 million of its common shares during the first nine months of 2006 and $267 million since the inception of the program in mid-2005.

Cash earnings per share(2) increased 18 percent in the quarter to $0.45 and increased 30 percent to $1.77 for the first nine months of 2006.  As a result of its second quarter 2005 debt refinancing initiative, the company paid a $24 million make-whole payment to its bondholders, which negatively impacted 2005 cash earnings per share by $0.16.

In October, the company amended its $600 million revolving credit facility agreement to lower borrowing rates by 22.5 basis points.  At the company’s current credit ratings, the post-amendment borrowing rate is LIBOR plus 40 basis points.

Operational Highlights

Dade Behring’s portfolio of instruments installed in clinical laboratories around the globe

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grew to 39,800, an increase of 1.4 percent in the quarter and 7.4 percent over September 30, 2005.  The company tracks its installed base of instruments as a measure of market share growth and its ability to generate future sales of diagnostic tests.

Revenue growth was primarily driven by sales of the Dimension® family of products and the cardiac, hemostasis and microbiology product lines.  Third quarter 2006 revenue in the United States grew 4.4 percent and revenue outside the United States grew 4.6 percent on a constant currency basis.  For the first nine months of the year, U.S. revenue grew 5.2 percent and non-U.S. revenue grew 4.0 percent on a constant currency basis.

The company’s gross profit margin in the third quarter, 2006, as compared to the same period last year, was negatively impacted by adverse product and geographic sales mix, pricing, expenses charged to cost of goods sold that were recorded as marketing and administrative expenses in 2005, Dimension Vista® related introduction costs and stock-based compensation expense.

Dimension Vista® System Commercialization

Over the next six months Dade Behring intends to place a limited number of Dimension Vista® analyzers at customer facilities.  The Dimension Vista® 1500 Intelligent Lab System is a compact, ultra-integrated chemistry analyzer using advanced LOCI™ detection technology designed for the high-volume clinical laboratory.  The company anticipates a broader, but measured commercialization of the system beginning in the second quarter of 2007.

“The technological design of the Dimension Vista platform represents a major step forward for Dade Behring and the diagnostics industry as a whole,” said Mark Wolsey-Paige, Senior Vice President, Strategy and Technology, Dade Behring.  “Never before have so many capabilities been integrated into one analyzer to deliver solutions that support clinical laboratory customers and address their diagnostic testing needs.”

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In conjunction with the fourth quarter, 2006 launch of the Dimension Vista® 1500 Intelligent Lab System, the company will begin recording non-cash amortization and depreciation of approximately $9 to 10 million per year related to previously capitalized system development costs and manufacturing assets.  In addition, the company anticipates it will incur incremental costs associated with marketing, service support and early stage manufacturing inefficiencies ahead of the related product revenue.  The Dimension Vista® System development cost amortization, manufacturing asset depreciation, and the majority of the incremental spending described above will be recorded in cost of goods sold, placing downward pressure on gross profit margins for the next 18 to 24 months.

Third Quarter 2006 Announcements

In the third quarter the company announced the launch of two new analyzers:

•                    The BCS® XP Analyzer, a coagulation analyzer designed to improve productivity, workflow and turn-around time for patient results. The BCS® XP System serves customers that run a broad menu of routine and specialty tests in mid- and high-volume clinical laboratories.

•                    The Quadriga BeFree System, an infectious disease testing analyzer launched outside the United States that primarily serves large blood bank laboratories.

The company also announced the capability to connect the Sysmex® CA-7000 Coagulation Analyzer to the StreamLAB® Analytical Workcell, extending automation capabilities to a high-speed coagulation analyzer. In addition, the company announced the launch of two new drug tests:

•                    A test for one of the most frequently prescribed transplant rejection drugs Tacrolimus, for use on the company’s Dimension® chemistry analyzers and the V-Twin® and Viva-E™ drug testing analyzers.

•                    An automated Ecstasy test using the Syva gold standard EMIT® Technology for use on the Dimension® chemistry analyzers.  The company had previously introduced this test on the Viva drug testing analyzers.

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Also during the third quarter, the company announced the launch of the cardiac-specific CardioPhase® hsCRP test on the company’s Stratus® CS Acute Care™ Diagnostic System.  Dade Behring now has a cardiac-specific high sensitivity C-reactive protein (hsCRP) test for use on three types of systems: BN™ nephelometry systems, Dimension® chemistry systems and the Stratus® CS Acute Care™ Diagnostic System for the near-patient setting.

In addition, the company announced the expansion of Dade Behring’s educational scholarship program to include the new U.S. Legacy Scholarship, designed to recognize the clinical laboratory profession by funding laboratory science education for the children, grandchildren and siblings of clinical laboratory professionals.

About Dade Behring

With 2005 revenue of nearly $1.7 billion, Dade Behring is the world’s largest company solely dedicated to clinical diagnostics. It offers a wide range of products, systems and services designed to meet the day-to-day needs of laboratories, delivering innovative solutions to customers and enhancing the quality of life for patients. Additional company information is available on the Internet at www.dadebehring.com.

This press release may contain “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward statements include information regarding the intent, belief or current expectation of the company and members of its senior management team, including, without limitation, expectations regarding prospective performance and opportunities and the outlook for the company’s businesses, performance, opportunities and regulatory approval. In addition, the company is in the process of a major new product launch, which involves risks and uncertainties regarding product performance, costs of introduction and support, and customer acceptance. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the company.

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1. “Constant currency” is not a U.S. GAAP defined measure. The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. Changes on a constant currency basis have been calculated by comparing reported current year amounts to prior year amounts in local currency translated at the foreign currency exchange rates for the current year. “Constant currency,” as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

2. “Cash earnings per share” is not a U.S. GAAP defined measure. The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards and the net depreciation/amortization impacts relating to the revaluation of assets during the company’s 2002 restructuring.

Note: Quadriga BeFree is a registered trademark of Dade Behring Marburg GmbH in the European Community and other countries.

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Dade Behring Holdings, Inc.

Revenue By Product Line

and Region (unaudited)

(Dollars in millions)

	Quarter Ended September 30,
			% Change
Product Line	2006	2005	Reported	On a Constant Currency Basis*
Core Products
Core Chemistry	$274.2	$260.0	5.5%	4.5%
Hemostasis	76.7	70.0	9.6%	7.7%
Microbiology	43.8	42.0	4.3%	4.4%
Infectious Disease Diagnostics	22.5	21.0	7.1%	3.7%
Total Core Products	417.2	393.0	6.2%	5.1%
Non-Core Products	6.4	7.9	-19.0%	-23.3%
Total	$423.6	$400.9	5.7%	4.5%

Region
United States	$197.4	$189.1	4.4%	4.4%
Non-U.S.	226.2	211.8	6.8%	4.6%
Total	$423.6	$400.9	5.7%	4.5%

	Nine-Months Ended September 30,
			% Change
Product Line	2006	2005	Reported	On a Constant Currency Basis*
Core Products
Core Chemistry	$844.3	$804.2	5.0%	5.8%
Hemostasis	233.5	221.7	5.3%	6.2%
Microbiology	121.1	121.0	0.1%	1.5%
Infectious Disease Diagnostics	65.6	65.3	0.5%	1.4%
Total Core Products	1,264.5	1,212.2	4.3%	5.2%
Non-Core Products	19.3	25.1	-23.1%	-24.9%
Total	$1,283.8	$1,237.3	3.8%	4.6%

Region
United States	$596.8	$567.2	5.2%	5.2%
Non-U.S.	687.0	670.1	2.5%	4.0%
Total	$1,283.8	$1,237.3	3.8%	4.6%

*                                         “Constant currency” is not a U.S. GAAP defined measure.  The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. The change in sales on a constant currency basis has been calculated by comparing reported current year sales to prior year sales in local currency translated at the foreign currency exchange rates for the current year. “Constant currency,” as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

Dade Behring Holdings, Inc.
Consolidated Balance Sheets (unaudited)

(Dollars in millions, except share-related data)	September 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$24.8	$34.6
Accounts receivable, net	346.6	315.7
Inventories	190.3	165.0
Prepaid expenses and other current assets	31.1	24.5
Deferred income taxes	64.1	54.2
Total current assets	656.9	594.0
Property, plant and equipment, net	457.9	429.5
Deferred income taxes	177.9	199.3
Identifiable intangible assets, net	343.1	356.9
Goodwill	176.2	187.8
Other assets	30.1	33.1
Total assets	$1,842.1	$1,800.6

Liabilities and Shareholders’ Equity

Current liabilities:
Short-term debt	$22.6	$5.5
Accounts payable	78.0	75.4
Accrued liabilities	254.7	248.8
Total current liabilities	355.3	329.7

Long-term debt	402.0	386.0
Deferred income taxes	23.1	16.6
Other liabilities	161.2	159.9
Total liabilities	941.6	892.2

Commitments and contingencies

Shareholders’ equity:
Common stock: $.01 par value; 150,000,000 shares authorized at
September 30, 2006 and December 31, 2005, respectively; 85,748,507 and
88,029,061 shares issued and outstanding at September 30, 2006 and
December 31, 2005, respectively	0.9	0.9
Additional paid-in capital	597.0	708.8
Unearned stock-based compensation	—	(3.6)
Retained earnings	284.0	196.3
Accumulated other comprehensive income	18.6	6.0
Total shareholders’ equity	900.5	908.4
Total liabilities and shareholders’ equity	$1,842.1	$1,800.6

Dade Behring Holdings, Inc.
Consolidated Statements of Operations (unaudited)

	Quarter Ended September 30,		Nine-Months Ended September 30,
(Dollars in millions, except per share data)	2006	2005	2006	2005

Net sales	$423.6	$400.9	$1,283.8	$1,237.3
Cost of goods sold	196.7	179.8	578.1	550.9
Gross profit	226.9	221.1	705.7	686.4
Operating costs and expenses:
Marketing and administrative expenses	140.3	136.6	418.7	412.6
Research and development expenses	40.0	35.5	118.5	103.5
Income from operations	46.6	49.0	168.5	170.3
Other income (expense):
Interest expense	(7.1)	(5.4)	(19.2)	(35.9)
Interest income	0.9	0.7	3.4	3.3
Foreign exchange (loss) gain	(0.1)	1.4	0.2	(0.9)
Loss on redemption/purchase of senior subordinated notes	—	—	—	(24.0)
Other	(0.8)	0.1	(1.2)	(0.7)
Income before income tax expense	39.5	45.8	151.7	112.1
Income tax expense (benefit)	10.6	(2.5)	51.0	21.5
Net income	$28.9	$48.3	$100.7	$90.6
Basic shares outstanding	86.0 million	88.9 million	86.9 million	88.5 million
Diluted shares outstanding	87.3 million	91.9 million	88.4 million	91.8 million
Basic earnings per common share	$0.34	$0.54	$1.16	$1.02
Diluted earnings per common share	$0.33	$0.53	$1.14	$0.99
Operating Cash Flow to Cash Earnings reconciliation:
Operating Cash Flow	$88.8	$87.3	$217.3	$193.0
Net changes in balance sheet items not in earnings; loss on disposal of fixed assets	(14.6)	(0.2)	15.7	27.7
Capital expenditures and investment in licensing agreements	(42.6)	(41.3)	(118.2)	(102.0)
Income tax expense (benefit)	10.6	(2.5)	51.0	21.5
Cash paid during the period for taxes	(2.7)	(8.2)	(9.3)	(15.8)
Cash Earnings (*)	$39.5	$35.1	$156.5	$124.4
Net income to Cash Earnings reconciliation:
Net income	$28.9	$48.3	$100.7	$90.6
Depreciation and amortization (including amortization of debt issuance costs)	40.3	37.8	117.3	126.5
Capital expenditures and investment in licensing agreements	(42.6)	(41.3)	(118.2)	(102.0)
Stock-based compensation expense	5.0	1.0	15.0	3.6
Income tax expense (benefit)	10.6	(2.5)	51.0	21.5
Cash paid during the period for taxes	(2.7)	(8.2)	(9.3)	(15.8)
Cash Earnings (*)	$39.5	$35.1	$156.5	$124.4

(*)                                 “Cash earnings” is not a U.S. GAAP defined measure. The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards and the net depreciation/amortization impacts relating to the revaluation of assets during the company’s 2002 restructuring.

Dade Behring Holdings, Inc.
Consolidated Statements of Cash Flows (unaudited)

(Dollars in millions)	Nine-Months Ended September 30, 2006	Nine-Months Ended September 30, 2005
Operating Activities:
Net income	$100.7	$90.6
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization expense	117.3	126.5
Net loss on disposal of fixed assets	3.3	1.7
Stock-based compensation expense	15.0	3.6
Deferred income taxes	29.3	9.2
Changes in balance sheet items	(48.3)	(38.6)
Net cash flow provided by operating activities	217.3	193.0

Investing Activities:
Capital expenditures	(117.6)	(98.3)
Investment in licensing agreements	(0.6)	(3.7)
Net cash flow utilized for investing activities	(118.2)	(102.0)

Financing Activities:
Net borrowings related to short-term debt	16.8	2.1
Repayments of borrowings under former bank credit agreement	—	(158.3)
Redemption/purchase of senior subordinated notes	—	(275.0)
Borrowings under new revolving credit facility	566.9	590.4
Repayments of borrowings under new revolving credit facility	(550.9)	(220.1)
Payment of debt issuance costs	—	(2.7)
Proceeds from exercise of stock options	13.7	15.1
Proceeds from employee stock purchase plan	5.2	4.7
Excess tax benefits from stock-based compensation	9.8	—
Repurchases of common stock	(154.8)	(48.5)
Dividends paid	(13.0)	(5.3)
Net cash flow utilized for financing activities	(106.3)	(97.6)

Effect of foreign exchange rates on cash	(2.6)	(0.7)

Net decrease in cash and cash equivalents	(9.8)	(7.3)

Cash and Cash Equivalents:
Beginning of Period	34.6	30.0

End of Period	$24.8	$22.7